Exhibit 4.2

VALERO ENERGY CORPORATION

Floating Rate Senior Notes due 2023

A single series of Securities is hereby established pursuant to Section 301 of the Indenture dated as of March 10, 2015 (the “Indenture”), between Valero Energy Corporation, a Delaware corporation (the “Company”), and U.S. Bank National Association, as Trustee (in such capacity, the “Trustee”), as follows (capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture, and all references herein to a Section shall refer to the corresponding Section in the Indenture):

1.    The title of the Floating Rate Senior Notes due 2023 shall be “Floating Rate Senior Notes due 2023” (the “Notes”).

2.    The initial limit upon the aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906 or 1207) is $575,000,000, provided, however, that the authorized aggregate principal amount of the Notes may be increased above such amount by a Board Resolution to such effect.

3.    The Notes shall be initially issued as Registered Securities in the form of one or more global securities under the Indenture. The Depository Trust Company is hereby designated as the Depository for these global Securities under the Indenture. U.S. Bank National Association will initially act as calculation agent with respect to the Notes (“Calculation Agent”), subject to the Company’s right to appoint a successor Calculation Agent.

4.    As long as any Note is in global form, then, notwithstanding clause (11) of Section 301 and the provisions of Section 302, any such global Note shall represent such of the outstanding Notes as shall be specified therein and may provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced to reflect exchanges or redemptions. Any endorsement of a global Note to reflect the amount, or any increase or decrease in the amount, of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon instructions given by such Person or Persons as shall be specified in such Note or in a Company Order to be delivered to the Trustee pursuant to Section 303. Subject to the provisions of Section 303 and, if applicable Section 304, the Trustee shall deliver and redeliver any Note in permanent global form in the manner and upon instructions given by the Person or Persons specified in such Note or in the applicable Company Order. With respect to Notes that are represented by a global Note, the Company authorizes the execution and delivery by the Trustee of a letter of representations or other similar agreement or instrument in the form customarily provided for by the Depository appointed with respect to such global Note. Any global Note may be deposited with the Depository or its nominee, or may remain in the custody of the Trustee pursuant to a FAST Balance Certificate Agreement or similar agreement between the Trustee and the Depository. If a Company Order has been, or simultaneously is, delivered, any instructions by the Company with respect to endorsement or delivery or redelivery of a Note in global form shall be in writing but need not comply with Section 102 and need not be accompanied by an Opinion of Counsel.

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under the Indenture with respect to any global Note held on their behalf by the Depository, or the Trustee as its custodian, or under such global Note and the Depository may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such global Note for all purposes whatsoever. Notwithstanding the foregoing, (i) the registered holder of a global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through an Agent Member, to take any action that a Holder is entitled to take under the Indenture or the Notes and (ii) nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depository or shall impair, as between the Depository and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note.

Notwithstanding Section 305, and except as otherwise provided pursuant to Section 301, transfers of a global Note shall be limited to transfers of such global Note in whole but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in a global Note may be transferred in accordance with the rules and procedures of the Depository. In all other respects, Notes shall be transferred to all beneficial owners in exchange for their beneficial interest in a global Security solely as expressly provided in Section 305.

In connection with any transfer of a portion of the beneficial interest in a global Note to beneficial owners pursuant hereto and Section 305, the Security Registrar shall reflect on its books and records the date and a decrease in the principal amount of the global Note in an amount equal to the principal amount of the beneficial interest in the global Note to be transferred, and the Company shall execute, and the Trustee upon receipt of a Company Order for the authentication and delivery of Notes shall authenticate and deliver, one or more Notes of like tenor and amount.

In connection with the transfer of an entire global Note to beneficial owners pursuant hereto and Section 305, the global Security shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in the global Note, an equal aggregate principal amount of Notes of authorized denominations.

Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, Notes by the Depository, or for maintaining, supervising or reviewing any records of the Depository relating to the Notes. Neither the Company nor the Trustee shall be liable for any delay by the related global Note Holder or the Depository in identifying the beneficial owners, and each such Person may conclusively rely on, and shall be protected in relying on, instructions from such global Note Holder or the Depository for all purposes (including with respect to the registration and delivery, and the principal amount, of the Notes to be issued).

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Notwithstanding the provisions of Sections 201 and 307, unless otherwise specified as contemplated by Section 301, payment of principal of, premium (if any) or interest on any global Note shall be made to the Person or Persons specified in such global Note.

5.    The date on which the principal of the Notes are payable shall be September 15, 2023.

6.    The rate at which the Notes shall bear interest shall be determined by the Calculation Agent at the rate equal to three-month USD London Interbank Offered Rate plus a margin of 1.150% per annum, as determined on the second London business day preceding that interest period. A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Interest will be computed on the basis of the actual number of days in an interest period and a 360-day year. The date from which interest shall accrue for the Notes shall be September 10, 2020. The Interest Payment Dates on which interest on the Notes shall be payable are March 15, June 15, September 15 and December 15, commencing December 15, 2020. Interest on the Notes shall be payable to the persons in whose name the Notes are registered at the close of business on the Regular Record Date for such interest payment, except in the case of default interest, which will be payable as provided in the Indenture. The Regular Record Date for the interest payable on the Notes on any Interest Payment Date shall be the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding such Interest Payment Date. No Additional Amounts shall be payable with respect to the Notes.

7.    The place or places where the principal of, premium (if any) on and interest on the Notes shall be payable is at the office or agency of the Paying Agent and Security Registrar in New York, New York or such other offices or agencies maintained for such purpose as the Company may from time to time and in accordance with the Indenture designate. If appropriate wire transfer instructions have been received by the Trustee, not later than five Business Days prior to the record date for an applicable Interest Payment Date, then payments in respect of the Notes evidenced by a global Security (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by the Holder of such global Note. In all other cases, payment of interest on the Notes may be made at the option of the Company by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register.

8.    The Notes will be redeemable at any time on or after September 10, 2021, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption; provided that the principal amount of a Security outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption.

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9.    The Notes shall not be entitled to the benefit of any sinking fund, any optional repurchase or redemption right in favor of any holder thereof or other mandatory repurchase or redemption provisions.

10.    The Notes shall be in substantially the form of Attachment A hereto (the “Form of Note”).

11.    Each Note that is a global Security shall bear the legend set forth on the face of the Form of Note.

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Attachment A – Form of Note

[FORM OF FACE OF SECURITY]

[THIS SECURITY IS A GLOBAL SECURITY AS PROVIDED FOR IN THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.]*

[Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]*

VALERO ENERGY CORPORATION

FLOATING RATE SENIOR NOTES DUE 2023

No. [ ]	$[ ]
REGISTERED	CUSIP No. 91913YAZ3
ISIN No. US91913YAZ34

VALERO ENERGY CORPORATION, a Delaware corporation (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received promises to pay to Cede & Co. or registered assigns, the principal sum of [        ] Dollars [or such lesser amount as indicated on the schedule of exchanges of Securities,]* on September 15, 2023.

Interest Payment Dates: March 15, June 15, September 15 and December 15

Regular Record Dates: March 1, June 1, September 1 and December 1

Reference is hereby made to the further provisions of this Security set forth in the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

*	To be included only if the Security is a Global Security.

IN WITNESS WHEREOF, the Company has caused this Security to be signed manually or by facsimile by its duly authorized officers.

Dated: ,	VALERO ENERGY CORPORATION

By:
Jason W. Fraser
Executive Vice President and
Chief Financial Officer

ATTEST:

By:
J. Stephen Gilbert
Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: ,	U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF SECURITY]

VALERO ENERGY CORPORATION

FLOATING RATE SENIOR NOTES DUE 2023

This Security is one of a duly authorized issue of debentures, notes or other evidences of indebtedness of VALERO ENERGY CORPORATION, a Delaware corporation (the “Company”), issued under the Indenture hereinafter referred to and is one of a series of such debentures, notes or other evidences of indebtedness designated pursuant thereto as Floating Rate Notes due 2023 (the “Securities”) of the Company.

1.    Interest. The Company promises to pay interest on the principal amount of this Security at the rate equal to three-month USD London Interbank Offered Rate (“LIBOR”) plus a margin of 1.150% per annum, as determined by the calculation agent for the Securities (the “Calculation Agent”), which will initially be U.S. Bank National Association, on the second London business day preceding that interest period (the “Interest Determination Date”) from September 10, 2020 until September 15, 2023 (“Maturity”). The Company will pay interest quarterly on March 15, June 15, September 15 and December 15 of each year, commencing December 15, 2020 (each an “Interest Payment Date”). A London business day is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. Interest on the Securities will accrue from the most recent Interest Payment Date on which interest has been paid or, if no interest has been paid, from September 10, 2020; provided that that if an Interest Payment Date (other than the date of Maturity) for the Securities falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day unless such next succeeding Business Day would be in the following month, in which case, the Interest Payment Date shall be the immediately preceding Business Day and if the date of Maturity of the Securities falls on a day that is not a Business Day, then the related payment of principal and interest will be made on the next day that is a Business Day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the date of Maturity; provided, further, that the first Interest Payment Date shall be December 15, 2020 and the first Interest Determination Date shall be September 8, 2020. This Section 1 shall apply in lieu of Section 114 of the Indenture. Interest will be computed on the basis of the actual number of days in an interest period and a 360-day year. The interest so payable, and punctually paid or provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest as set forth on the face hereof; provided, however, that interest payable at Maturity of this Security will be payable to the Person to whom the principal hereof shall be payable. Any such interest which is so payable, but is not punctually paid or duly provided for on any Interest Payment Date, shall forthwith cease to be payable to the registered Holder on such Regular Record Date, and may be paid as more fully provided in the Indenture.

On any Interest Determination Date, “LIBOR” will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m., London time, on such Interest Determination Date.

If no offered rate appears on Reuters Page LIBOR01 on an Interest Determination Date at approximately 11:00 a.m., London time, then Calculation Agent for the Securities (after consultation with the Company) shall determine three-month LIBOR as follows:

(A)    The Company shall select four major banks in the London interbank market and shall request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the Interest Determination Date. These quotations shall be for deposits in USD for the period of three months, commencing on the Interest Determination Date, and such offered quotations must be based on a principal amount equal to at least $1,000,000 that is representative of a single transaction in such market at that time. If two or more quotations are provided, three-month LIBOR for the interest period will be the arithmetic average of those quotations.

(B)    If fewer than two quotations are provided, the Company will select three major banks in New York City then the Calculation Agent shall determine three-month LIBOR for the interest period as the arithmetic average of rates quoted by those three major banks in New York City to leading European banks at approximately 11:00 a.m., New York City time, on the Interest Determination Date. The rates quoted must be for loans in USD for the period of three months, commencing on the Interest Determination Date and must be based on a principal amount of at least $1,000,000 that is representative of a single transaction in such market at that time.

(C) If fewer than three New York City banks selected by the Company are quoting rates, three-month LIBOR for the interest period will be the same as for the immediately preceding interest period.

“Reuters Page LIBOR01” means the display designated as “LIBOR01” on Reuters (or any successor service) (or such other page as may replace Page LIBOR01 on Reuters or any successor service).

Notwithstanding the foregoing, if the Company, a successor Calculation Agent, an independent financial advisor, or such other designee of the Company acting as an agent (any of such entities, a “Designee”) determines on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR, then the Company or its Designee, as applicable, shall promptly provide notice of such determination to the Trustee and the Calculation Agent and the provisions set forth below under “Effect of a Benchmark Transition Event,” which is referred to as the benchmark transition provisions, will thereafter apply to all determinations, calculations and quotations made or obtained for the purposes of calculating the rate and amount of interest payable on the Securities during a relevant interest period. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each interest period will be an annual rate equal to the sum of the Benchmark Replacement and 1.150%.

However, if the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant Interest Determination Date, the interest rate for the applicable interest period will be equal to the interest rate on the last Interest Determination Date for the Securities, as determined by the Company (or its Designee), and the Company or its Designee, as applicable, shall promptly provide notice of such determination to the Trustee and the Calculation Agent.

Effect of a Benchmark Transition Event

Benchmark Replacement. If the Company (or its Designee) determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Securities in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company (or its Designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by the Company (or its Designee) pursuant to this Section titled “Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s (or its Designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to these Securities, shall become effective without consent from the holders of these Securities or any other party.

Certain Defined Terms. As used herein:

“Benchmark” means, initially, three-month LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to three-month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if the Company (or its Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)    the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2)    the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3)    the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)    the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5)    the sum of: (a) the alternate rate of interest that has been selected by the Company (or its Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company (or its Designee) as of the Benchmark Replacement Date:

(1)    the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)    if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)    the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company (or its Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “interest period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenors, changes to the definition of “Corresponding Tenor” solely when such tenor is longer than the interest period and other administrative matters) that the Company (or its Designee) decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company (or its Designee) decides that adoption of any portion of such market practice is not administratively feasible or if the Company (or its Designee) determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company (or its Designee) determines is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)    a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)    a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by the Company (or its Designee) in accordance with:

(1)    the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)    if, and to the extent that, the Company (or its Designee) determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Company (or its Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated Securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the margin of 1.150% referenced above.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is three-month LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such determination, and (2) if the Benchmark is not three-month LIBOR, the time determined by the Company (or its Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 8.986865% (or 0.08986865) being rounded to 8.98687% (or 0.0898687)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

Notwithstanding the foregoing, the interest rate in any interest period shall in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application. The minimum interest rate shall not be less than 0.000%.

2.    Method of Payment. Payment of the principal of (and premium, if any) and interest on this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York, or at such other offices or agencies maintained for such purpose as the Company may from time to time and in accordance with the Indenture designate, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that (i) payment of interest may, at the option of the Company, be made (subject to collection) by check mailed to the address of the Person entitled thereto as such address shall appear on the Security Register or, with respect to Securities evidenced by a global Security, if appropriate wire transfer instructions have been received in writing by the Trustee, not later than five Business Days prior to the record date for an applicable Interest Payment Date, be made by wire transfer of immediately available funds in accordance with such wire transfer instructions; and (ii) payment of available funds upon surrender of this Security will be made at the office or agency of the Company maintained for that purpose in New York, New York or at such additional offices or agencies maintained for such purpose as the Company may from time to time and in accordance with the Indenture designate.

3.    Certain Office. Initially, U.S. Bank National Association (in such capacities, the “Paying Agent” and the “Security Registrar”) will, at its offices located at 100 Wall Street, Suite 1600, New York, New York 10005, act as the Company’s office or agency solely for purposes of where the Securities may be presented or surrendered for payment and where the Securities may be surrendered for registration of transfer or exchange. For all other purposes, including where notices and demands to or upon the Company in respect of the Securities and the Indenture may be served, U.S. Bank National Association, the Trustee under the Indenture, will act at its offices located at 8 Greenway Plz, Suite 1100, Houston, TX 77046-0892.

4.    Indenture. The Company issued the Securities under an Indenture dated as of March 10, 2015 (the “Indenture”) between the Company and the Trustee. The terms of the Securities include those stated in the Indenture (including terms defined therein, which terms when used herein, unless the context requires otherwise, shall have the meanings assigned to such terms in the Indenture) and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”), as in effect on the date of execution of the Indenture. The Securities are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. The Securities are unsecured general obligations of the Company initially limited to $575,000,000 in aggregate principal amount and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company; provided, however, that the authorized aggregate principal amount of the Securities may be increased above such amount by a Board Resolution to such effect. The Indenture provides for the issuance of other series of debentures, notes and other evidences of indebtedness (including the Securities, the “Debt Securities”) thereunder.

5.    Denominations, Transfer, Exchange. The Securities are in registered form without coupons and, if not in global form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Security Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Security Registrar need not exchange or register the transfer of any Securities during the period beginning on the opening of business 15 days before the day of mailing of a notice of redemption of the Securities and ending at the close of business on the day of such mailing or of any Securities selected for redemption, except the unredeemed portion of any Securities being redeemed in part.

6.    Persons Deemed Owners. The registered Holder of a Security shall be treated as its owner for all purposes.

7.    Redemption. The Securities will be redeemable at any time on or after September 10, 2021, in whole or in part, at the option of the Company, at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest thereon to, but not including, the date of redemption; provided that the principal amount of a Security outstanding after redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each Holder of the Securities to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the Securities or portions thereof called for redemption.

8.    Amendments and Waivers. Subject to certain exceptions and limitations, the Indenture or the Securities may be supplemented with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Securities, and any past default under the Indenture with respect to the Securities, and its consequences, may be waived (other than a default in the payment of the principal of (or premium, if any) or interest on the Securities or in respect of a covenant or provision of the Indenture which under Article 9 thereof cannot be modified or amended without the consent of the Holder of each outstanding Security) by the Holders of not less than a majority in principal amount of the outstanding Securities in accordance with the terms of the Indenture. Without the consent of any Holder, the Company and the Trustee may supplement the Indenture or the Securities (i) to cure any ambiguity, omission, defect or inconsistency, in each case which shall not be inconsistent with the provisions of the Indenture and which shall not adversely affect the interest of the Holders of the Securities in any material respect; (ii) to evidence the assumption by a successor Person of the obligations of the Company under the Indenture and this Security; (iii) to change or eliminate any restrictions on the payment of principal (or premium, if any) on Registered Securities, to permit Registered Securities to be exchanged for Bearer Securities or to permit the issuance of Securities in uncertificated form, provided any such action shall not adversely affect the interest of the Holders of the Securities in any material respect; (iv) to add to the covenants of the Company for the benefit of the Holders of the Securities or Holders of other series of Debt Securities, or to surrender any right or power conferred by the Indenture upon the Company; (v) to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purpose of issue, authentication and delivery of the Securities as set forth in the Indenture; or (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Securities and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture (and the obligation of the Company to obtain any such consent otherwise required from such Holder) may be subject to the requirement that such Holder shall have been the Holder of record of any Securities with respect to which consent is required or sought as of a date fixed in accordance with the terms of the Indenture.

Subject to certain exceptions and limitations set forth in the Indenture, without the consent of each Holder affected, the Company may not (i) change the Stated Maturity of the principal of or any installment of interest on any Security, (ii) reduce the principal amount of, or any premium or interest on, any Security, (iii) change any Place of Payment where, or the currency in which, any Security or any premium or interest thereon is payable, (iv) impair the right to institute suit for the enforcement of any payment with respect to any Security after the Stated Maturity thereof (or, in the case of redemption, on or after the applicable Redemption Date), (v) reduce the percentage in principal amount of the outstanding Securities whose Holders must consent to a supplement or waiver, or reduce the requirements in Section 1504 of the Indenture for quorum or voting, or make any change in the percentage of principal amount of Securities necessary to waive compliance with certain provisions of the Indenture or (vi) waive a continuing Default or Event of Default in the payment of principal of or premium (if any) or interest on the Securities.

A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Debt Securities under the Indenture, or which modifies the rights of the Holders of Debt Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of Debt Securities of any other series.

9.    Defaults and Remedies. Events of Default are defined in the Indenture and generally include: (i) failure to pay principal of or any premium on any Security when due and payable; (ii) failure to pay any interest on any Security when due and payable, and the continuation of the default for 30 days; (iii) failure to perform any other covenant, or breach of any warranty, of the Company in the Indenture, continued for 60 days after written notice is given or received as provided in the Indenture; and (iv) certain events of bankruptcy, insolvency or reorganization. If any Event of Default at any time outstanding occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Securities may declare the principal amount of all Securities to be due and payable immediately. At any time after a declaration or occurrence of acceleration with respect to the Securities has been made, but before a judgment or decree based on acceleration has been obtained, the Event of Default giving rise to such declaration of acceleration shall, under certain circumstances, be deemed to have been waived, and such declaration and its consequences shall be deemed to have been rescinded and annulled.

Holders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may require indemnity reasonably satisfactory to it before it enforces the Indenture or the Securities. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Securities may direct the Trustee in its exercise of any trust or power with respect to the Securities. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium (if any) or interest) if in good faith it determines that withholding notice is in their interests. The Company must furnish an annual compliance certificate to the Trustee.

10.    Discharge Prior to Maturity. The Indenture with respect to the Securities shall be discharged and canceled upon the payment of all Securities and, as provided in the Indenture, shall be discharged except for certain obligations upon the irrevocable deposit with the Trustee of funds sufficient for such payment.

11.    Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

12.    Authentication. This Security shall not be valid until authenticated by the manual signature of an authorized signer of the Trustee.

13.    CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the correctness of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed thereon.

14.    Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Request may be made to:

Valero Energy Corporation

One Valero Way

San Antonio, Texas 78249

Telephone: (210) 345-2000

Attention: General Counsel

SCHEDULE OF EXCHANGES OF SECURITY*

The following exchanges of a part of this global Security for definitive Securities have been made:

Date of exchange	Amount of decrease in principal amount of this global Security	Amount of increase in principal amount of this global Security	Principal amount of this global Security following such decrease (or increase)	Signature of authorized officer of Trustee or Security Registrar

*	This schedule to be included only if the Security is a Global Security.

ASSIGNMENT FORM

To assign this Security, fill in the form below: (I) or (we) assign and transfer this Security to (Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

                    ,                                                                       and irrevocably appoint                                                                                                          as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your
Signature:
(Sign exactly as your name appears on the face of this Security)

Signature Guarantee:
(Participant in a Recognized Signature Guaranty Medallion Program)